EXHIBIT 1

[x] [Logo-Red
	checkmark in box]	Vote Each White Proxy Card You Receive

•	Form 10-K (2007	As you know, the hedge fund New Mountain Vantage Advisers,
	Fiscal Year)	L.L.C. (“New Mountain”) has launched a disruptive proxy contest
•	Proxy Statement	to propose its own slate of directors to serve on the Board of
	(2007 Fiscal Year)	National Fuel Gas Company. We believe that, if New Mountain’s
•	Bios for National	candidates are elected, they will propose a course of action that
	Fuel’s Nominees to	may serve New Mountain’s interests, but would harm the
	the Board of	majority of our shareholders.
Directors
•	2008 Annual	We believe that the persons New Mountain has nominated to
	Meeting of	serve on your Board of Directors are not only lacking in any real
	Shareholders	experience in managing the kinds of assets that comprise your
•	Learn More	Company, but that they are committed to advancing strategies for your Company that, at best, favor their short-term interests and not the interests of the majority of our shareholders. For more
[x]	[Logo-Red	information, see the “Learn More” section below.
checkmark in box]
	Vote Now	We urge you to vote for the Company’s nominees to your
Board of Directors by using your WHITE proxy card or
clicking on the “Vote Now” link below to preserve your
Board’s disciplined and knowledge-based approach to
developing the assets of your Company, while providing
superior returns and opportunity for continued growth. We
urge you not to sign any blue proxy cards you receive from
New Mountain.

Sincerely,

/s/ Phil Ackerman
Phil Ackerman
Chairman and Chief Executive Officer

/s/ Dave Smith
Dave Smith
President and Chief Operating Officer

/s/ Ron Tanski
Ron Tanski
Treasurer and Principal Financial Officer

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Learn More

•	Shareholder Letter (1/11/08)
•	Shareholder Information Paper (1/11/08)
•	Presentation to Employees and Retirees (1/08)
•	Shareholder Letter (12/28/07)
•	Petition Filed with NYS PSC (12/19/07)
•	Slide Presentation: Response to New Mountain
(12/12/07)
•	Letter to New Mountain (12/11/07)
•	Fiscal Year 2007 Year End Presentation (11/26/07)
•	Petition Filed with PA PUC (11/08/07)
•	Fiscal Year 2007 4thQ earnings (11/08/07)

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Important!

•	Regardless of how many shares you own, your vote is
very important. Please sign, date and mail the enclosed
WHITE proxy card.
•	Please vote each WHITE proxy card you receive since
each account must be voted separately. Only your latest
dated proxy counts. We urge you NOT to sign any Blue
proxy card sent to you by New Mountain.
•	Even if you have sent a Blue proxy card to New
Mountain, you have every right to change your vote.
You may revoke that proxy, and vote as recommended by
management by signing, dating and mailing the enclosed
WHITE proxy card in the enclosed envelope.
•	If your shares are registered in your own name, please
sign, date and mail the enclosed WHITE proxy card in the
postage-paid envelope provided today. You may also vote
via the Internet or by telephone by following the voting
instructions on the WHITE proxy card.
•	If your shares are held in the name of a brokerage firm
or bank nominee, please sign, date and mail the enclosed

WHITE proxy card in the postage paid envelope to give
your broker or bank specific instructions on how to vote
your shares. Depending upon your broker or custodian,
you may be able to vote either by toll-free telephone or by
the Internet. Please refer to the enclosed voting form for
instructions on how to vote electronically. You may also
vote by signing, dating and returning the enclosed voting
form.

If you have any questions on how to vote your shares, please call our proxy solicitor:
Morrow & Co., LLC
(800) 252-2959

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IMPORTANT INFORMATION AND WHERE TO FIND IT
In connection with its 2008 Annual Meeting, National Fuel Gas
Company has filed a definitive proxy statement, WHITE proxy
card and other materials with the U.S. Securities and Exchange
Commission (“SEC”). We urge investors to read the proxy
statement and these other materials carefully when they become available, because they contain important information about
National Fuel Gas Company and the matters to be considered at its annual meeting. Investors may contact Morrow & Co., LLC,
National Fuel Gas Company’s proxy advisor for the 2008 Annual
Meeting, at (800) 252-1959 or by email at
nfginfo@morrowco.com. Investors may also obtain a free copy
of the proxy statement and other relevant documents as well as other materials filed with the SEC concerning National Fuel Gas
Company at the SEC’s website at http://www.sec.gov. Free
copies of National Fuel Gas Company’s SEC filings are also
available on National Fuel Gas Company’s website at
http://www.nationalfuelgas.com. These materials and other
documents may also be obtained for free from: Secretary,
National Fuel Gas Company, 6363 Main Street, Williamsville,
New York 14221, (716) 857-7000.

CERTAIN INFORMATION REGARDING PARTICIPANTS
IN THE SOLICITATION
National Fuel Gas Company and its directors are, and certain of its officers and employees may be deemed to be, participants in the solicitation of proxies from National Fuel Gas Company’s stockholders with respect to the matters considered at National

Fuel Gas Company’s 2008 Annual Meeting. Information
regarding these directors, and these certain officers and
employees, is included in the definitive proxy statement on
Schedule 14A filed with the SEC on January 11, 2008, and on
National Fuel Gas Company's website at
http://www.nationalfuelgas.com. Security holders can also obtain information with respect to the identity of the participants and potential participants in the solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free, by contacting: Secretary, National Fuel Gas Company, 6363
Main Street, Williamsville, New York 14221, (716) 857-7000.
More detailed information with respect to the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with
National Fuel Gas Company’s 2008 Annual Meeting.

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are all statements other than
statements of historical fact, including, without limitation, statements regarding future prospects, plans, performance, capital structure and business structure, and anticipated or potential capital expenditures, acquisitions or dispositions, as well as statements that are identified by the use of the words
“anticipates,” “estimates,” “expects,” “forecasts,” “intends,”
“plans,” “predicts,” “projects,” “believes,” “seeks,” “will,” and
“may” and similar expressions. Forward-looking statements
involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the
forward-looking statements. The Company’s expectations,
beliefs and projections are expressed in good faith and are
believed by the Company to have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or
projections will result or be achieved or accomplished. In
addition to other factors and matters discussed elsewhere herein, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions, including economic disruptions caused by terrorist activities, acts of war or major accidents; changes in demographic patterns and weather
conditions, including the occurrence of severe weather such as hurricanes; changes in the availability and/or price of natural gas or oil and the effect of such changes on the accounting treatment of derivative financial instruments or the valuation of the

Company’s natural gas and oil reserves; uncertainty of oil and gas reserve estimates; ability to successfully identify, drill for and produce economically viable natural gas and oil reserves;
significant changes from expectations in the Company’s actual production levels for natural gas or oil; changes in the availability and/or price of derivative financial instruments; changes in the price differentials between various types of oil; inability to obtain new customers or retain existing ones; significant changes in competitive factors affecting the Company; changes in laws and regulations to which the Company is subject, including changes in tax, environmental, safety and employment laws and
regulations; governmental/regulatory actions, initiatives and proceedings, including those involving acquisitions, financings, rate cases (which address, among other things, allowed rates of return, rate design and retained gas), affiliate relationships, industry structure, franchise renewal, and environmental/safety requirements; unanticipated impacts of restructuring initiatives in the natural gas and electric industries; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs or plans; the nature and projected profitability of pending and potential projects and other investments, and the ability to obtain necessary governmental approvals and permits; occurrences
affecting the Company’s ability to obtain funds from operations, from borrowings under our credit lines or other credit facilities or from issuances of other short-term notes or debt or equity
securities to finance needed capital expenditures and other
investments, including any downgrades in the Company’s credit ratings; ability to successfully identify and finance acquisitions or other investments and ability to operate and integrate existing and any subsequently acquired business or properties; impairments under the SEC’s full cost ceiling test for natural gas and oil reserves; significant changes in tax rates or policies or in rates of inflation or interest; significant changes in the Company’s
relationship with its employees or contractors and the potential adverse effects if labor disputes, grievances or shortages were to occur; changes in accounting principles or the application of such principles to the Company; the cost and effects of legal and administrative claims against the Company; changes in actuarial assumptions and the return on assets with respect to the
Company’s retirement plan and post-retirement benefit plans;
increasing health care costs and the resulting effect on health insurance premiums and on the obligation to provide post-
retirement benefits; or increasing costs of insurance, changes in coverage and the ability to obtain insurance. The Company
disclaims any obligation to update any forward-looking

statements to reflect events or circumstances after the date hereof.